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                                                        EXHIBIT 99.1

From: Dr. Norman Moore, BSc, PhD, CBiol, MIBiol, MAPM, EuroProBiol, MIRM



                                                        [LOGO DERA]

Tuesday, 20 February 2001                               DERA TL Consulting
                                                        Room 1005, AB Building
Stefan Allesch-Taylor                                   DERA Famborough
President and CEO                                       Ively Road
HTTP Technology Inc.                                    Famborough
46 Berkeley Square                                      GU14 OLX
London
W1J 5AT

Dear Mr. Allesch-Taylor

RE:  HIERARCHICAL DATA CLUSTERING - TECHNOLOGY EVALUATION (PROJECT HIGHLANDER)

We are pleased to enclose our final report detailing the results of the technology evaluation undertaken by DERA during the recent period.

You requested us to evaluate your technology and rate it as defined in your letter dated the 29th November 2000 i.e. 'world class' (leading the field), 'advanced' (up with the leaders) or 'not noticeably advanced'. In light of the investigations and trials undertaken, in our opinion we rate the HTTP Data Classification Engine as 'world class'. During the trials we identified a number of areas for further work, particularly associated with the commercialisation and development of specific applications, the success of the implementation associated with these activities will obviously have a bearing on the commercial success of HTTP's technology.

With regard to application of the data classification engine our report details a number of potential applications, including:

        o   Military
        o   Medical
        o   Environmental
        o   Financial markets
        o   Information Management
        o   Transport

If should be noted that these areas are by no means exhaustive and would have differing commercial revenues associated.

We are confident there will be areas in which DERA and HTTP can collaborate on the development of the HTTP Data Classification engine for future commercial applications. I look forward to working with you in the future and trust the above comments reflect our earlier discussions.

If you have any queries or concerns with the above, please do not hesitate in contacting me.

Finally, please pass on our thanks to team at HTTP for their support in the completion of this evaluation.

Yours sincerely

/s/ N.F. Moore

N.F. Moore
DERA Consulting